EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith	Thomas W. Smith
	Chief Financial Officer	Vice President
	Electronics Boutique Holdings Corp.	Fleishman Hillard, Inc.
	(610) 430-8100	(212) 453-2240

Electronics Boutique Announces Strong Second Quarter Fiscal 2004 Results

- Second quarter revenues increased 15 percent; EPS climbed to $0.07 a share -

- Video game software grew 31.5 percent -

WEST CHESTER, Pa., August 21, 2003 — Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced financial results for its second quarter ended August 2, 2003, highlighted by a 15 percent increase in revenues and a 181 percent increase in net income.

Total revenues for the fiscal 2004 second quarter rose to $302.1 million from $262.6 million in the prior year period.  Net income for the second quarter was $1.7 million, or $0.07 per diluted share, compared with net income of $0.6 million, or $0.02 per diluted share, for the same quarter last year.

For the 26-week period of fiscal 2004, total revenues increased 21 percent to $605.5 million from $500.3 million in the prior year period.  The company reported net income for the same period of $4.8 million, or $0.19 per diluted share.  Net income for the similar period in fiscal 2003 was $2.1 million, or $0.08 per diluted share, before the cumulative effect of a change in accounting principle relating to the recognition of vendor allowances.

In fiscal 2003, the company exited two business lines—EB Kids and BC Sports Collectibles.  Accordingly, in the second quarter of fiscal 2003, the company’s non-GAAP adjusted revenues were $259.1 million and its adjusted net income was $1.0 million, or $0.04 per diluted share. For the 26-week period of fiscal 2003, the company’s non-GAAP adjusted revenues were $490.6 million and its adjusted net income, before the cumulative effect of a change in accounting principle, was $3.5 million, or $0.13 per diluted share.

Electronics Boutique

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“Electronics Boutique’s strong second quarter results reflect a series of ongoing initiatives designed to enhance our company’s operations and maximize performance throughout the video game cycle,” stated Jeffrey Griffiths, president and chief executive officer. “Our solid sales and earnings growth were driven by a 31.5 percent increase in higher margin new and pre-owned software sales in both domestic and international markets.  This was achieved while maintaining tight controls over expenses and inventory.”

Comparable store sales decreased 5.7 percent for fiscal 2004 second quarter, in line with previously announced guidance.  The decline was due primarily to robust hardware sales recorded in the second quarter of fiscal 2003, when manufacturers aggressively cut prices on console systems.

During the current quarter, the company opened 87 new stores, increasing the total store count to 1,303 as of August 2, 2003. The company had 994 stores for the same period last fiscal year.

In the fiscal 2004 first quarter, the Board of Directors authorized the repurchase of up to 1.5 million shares of Electronics Boutique’s common stock.  During the fiscal 2004 second quarter, the company completed the purchase of 1.5 million shares of its common stock at an average price of $21.15 per share.

Business Outlook

With solid momentum entering the third quarter, the company anticipates earnings in the range of $0.14 to $0.18 per diluted share for the 13-week period ending November 1, 2003. This estimate is based on comparable store sales in the range of flat to positive 4 percent for this period and a diluted share base of 25.0 million shares. As a result of year-to-date performance, the outlook for the third fiscal quarter and the completed share repurchase, the company now expects full year fiscal 2004 earnings in the range of $1.77 to $1.85 per diluted share based on an average diluted share base of 25.3 million shares.

“For the first half of the year, Electronics Boutique has been able to successfully execute its business strategy and we expect to maintain this momentum in the second half of fiscal 2004.  Our business fundamentals are strong and new stores continue to outperform our projections.  As we have found more favorable real estate opportunities than originally anticipated, we now plan to increase our store base by approximately 350 stores this fiscal year. Electronics Boutique is in an excellent inventory position and poised to capitalize on the tremendous roster of new software titles coming to the marketplace.  This, coupled with an expanding installed base, will lead to strong growth in the second half of fiscal 2004,” concluded Mr. Griffiths.

Electronics Boutique

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The company will host an investor conference call at 5:00 p.m. (Eastern) today to review its financial results and operations. The call will be open to all interested investors through a simultaneous Internet broadcast at www.ebholdings.com. The call will be archived for two weeks on the website. A recording of the call will also be available August 21, 2003 at 8 p.m. (Eastern) through August 28, 2003 at midnight (Eastern). Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use access code: 2035896.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company operates 1,303 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and in our Business Outlook, related to the financial performance of Electronics Boutique for the third quarter and full year for the fiscal year ending January 31, 2004, to store opening plans, to the growth prospects and opportunities for Electronics Boutique, and to the continued strength of hardware and software sales for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward looking statements, such as the continued impact of a weak economy on Electronics Boutique’s sales, the schedule for new software releases, consumer demand for video game hardware and software, pricing changes by key vendors for hardware and software, increased competition and promotional activity from other retailers, and the ability to open new stores on a timely basis. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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–Financial Tables Follow–

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net sales	$300,574	$261,061	$602,395	$497,333
Management fees	1,509	1,574	3,152	2,942
Total revenues	302,083	262,635	605,547	500,275

Cost of goods sold	219,613	196,461	442,882	371,057

Gross profit	82,470	66,174	162,665	129,218

Costs and expenses:
Selling, general and administrative expense	73,536	60,077	142,838	116,564
Restructuring and asset impairment charge (reversal)	—	134	—	(374)
Depreciation and amortization	6,639	5,414	12,927	10,561

Operating income	2,295	549	6,900	2,467
Interest income, net	376	412	839	873

Income before income tax expense & cumulative effect of change in accounting principle	2,671	961	7,739	3,340
Income tax expense	1,000	367	2,897	1,275

Income before cumulative effect of change in accounting principle	1,671	594	4,842	2,065

Cumulative effect of change in accounting principle, net of tax	—	—	—	(4,773)

Net income (loss)	$1,671	$594	$4,842	$(2,708)

Earnings per share excluding the cumulative effect of change in accounting principle:
Basic	$0.07	$0.02	$0.19	$0.08
Diluted	$0.07	$0.02	$0.19	$0.08

Cumulative effect of change in accounting principle:
Basic	$—	$—	$—	$(0.18)
Diluted	$—	$—	$—	$(0.18)

Earnings per share including the cumulative effect of change in accounting principle:
Basic	$0.07	$0.02	$0.19	$(0.10)
Diluted	$0.07	$0.02	$0.19	$(0.10)

Weighted average shares outstanding:
Basic	24,982	25,820	25,433	25,808
Diluted	25,326	26,260	25,632	26,312

Electronics Boutique Holdings Corp.

Consolidated Statements of Income (unaudited)

(Amounts in thousands, except per-share amounts)

Results excluding EBK and BCSC (1):

	13 Weeks Ended	26 Weeks Ended
	August 3, 2002	August 3, 2002
Total revenues	$262,635	$500,275
Adjustment for EBK and BCSC (1)	(3,539)	(9,662)
Total revenues excluding EBK and BCSC	259,096	490,613

Cost of goods sold	196,461	371,057
Adjustment for EBK and BCSC (1)	(2,234)	(7,162)
Cost of goods sold excluding EBK and BCSC	194,227	363,895

Selling, general and administrative expense	60,077	116,564
Adjustment for EBK and BCSC (1)	(1,900)	(5,043)
Selling, general and administrative expense excluding EBK and BCSC	58,177	111,521

Depreciation and amortization	5,414	10,561
Adjustment for EBK and BCSC (1)	(5)	(78)
Depreciation and amortization excluding EBK and BCSC	5,409	10,483

Operating income	549	2,467
Adjustment for EBK and BCSC (1)	734	2,247
Operating income excluding EBK and BCSC	1,283	4,714

Income before cumulative effect of change in accounting principle	594	2,065
Adjustment for EBK and BCSC (1)	454	1,388
Income before cumulative effect of change in accounting principle excluding EBK and BCSC	$1,048	$3,453

Income per share before cumulative effect of change in accounting principle — diluted	$0.02	$0.08
Adjustment for EBK and BCSC (1)	$0.02	$0.05
Income per share before cumulative effect of change in accounting principle excluding EBK and BCSC — diluted	$0.04	$0.13

(1) The company decided to close its EB Kids (“EBK”) business and sell its BC Sports Collectibles (“BCSC”) business at the end of fiscal 2002. The company believes that the presentation of this information will better enable investors to analyze the results of operations of the continuing business for each period reflected. The adjusted amounts exclude the results of operations and related expenses associated with the company’s EBK and BCSC businesses in fiscal 2003 and the reversal of restructuring and asset impairment charges related to these businesses.

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data (unaudited)

(Amounts in thousands)

	August 2, 2003	August 3, 2002	February 1, 2003

Cash and cash equivalents	$90,378	$102,112	$121,873
Merchandise inventories	173,951	151,700	226,866
Total current assets	301,712	289,025	382,480
Total assets	446,534	413,469	521,614

Accounts Payable	139,219	140,664	176,146
Current liabilities	181,970	174,377	237,983
Total liabilities	193,199	178,016	247,114
Stockholders’ equity	253,335	235,453	274,500